Exhibit 99.1

Kuber Resources Corp (OTC: KUBR) Announces CFO Transition

Officer/Director/Affiliate Stock Transactions

OTC Disclosure & News Service | 05/28/2025

**Hong Kong – May 28, 2025** – Kuber Resources Corp (OTC: KUBR), a holding company with vertically integrated wood product manufacturing operations in Greater China, today announced the appointment of Mr. Jiyong Li as Chief Financial Officer, effective May 26, 2025. Mr. Li succeeds Mr. Raymond Fu, who will continue to serve as Chief Executive Officer and Director.

**Leadership Transition**

This planned transition strengthens the company's financial leadership as Kuber Resources continues to expand production of its proprietary treated wood panels, including flame-retardant and mold-resistant products for the construction industry. Mr. Fu will maintain his strategic oversight as CEO while focusing on corporate development initiatives.

**New CFO Appointment**

Mr. Jiyong Li brings extensive financial and operational expertise to his new role as CFO while continuing as CEO of China Operations. His combined responsibilities will ensure alignment between financial strategy and manufacturing operations.

**Corporate Focus**

The leadership change supports Kuber Resources' ongoing commitment to:

• Expanding its specialty wood products business

• Enhancing operational efficiencies

• Delivering sustainable growth

**About Kuber Resources Corp**

Kuber Resources Corp (OTC: KUBR) is a vertically integrated manufacturer of advanced treated wood products, serving commercial and industrial markets in Greater China.